EXHIBIT 4.1


Frank A. Ciccotto, Jr.
Managing Director
E-Business Services

55 Water Street, 45th Floor
New York, NY  10041
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                 STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies

                                October 23, 2007

Van Kampen Funds Inc.
522 Fifth  Avenue
New York, New York  10036

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

                Re: Van Kampen Unit Trusts, Municipal Series 660


                   Investment Grade Municipal Trust, Series 69

Gentlemen:

         We have examined Registration Statement File No. 333-143738 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                                Frank A Ciccotto
                                                                  Vice President